Exhibit 99.1

Coeur d’Alene Mines Corporation 505 Front Avenue, P.O. Box I Coeur d’Alene, ID 83816-0316 Telephone 208.667.3511 Facsimile 208.667.2213

Press Release

COEUR D’ALENE MINES REPORTS FEASIBILITY STUDY PROGRESS
UPDATES AT ITS KENSINGTON AND
SAN BARTOLOME DEVELOPMENT PROJECTS

-Significantly improved project economics expected at San Bartolome and Kensington projects –
-Final Feasibility Studies Expected in Second Quarter of 2004-
-Construction Decision on Both Projects Anticipated to be Considered in the Second Quarter of 2004-

Coeur d’Alene, Idaho – December 29, 2003 — Coeur d’Alene Mines Corporation (NYSE:CDE), the world’s largest primary silver producer, said today that ongoing optimization and feasibility work at both its San Bartolome (Bolivia) silver project and Kensington (Alaska) gold project have significantly improved their expected project economics, with development timetables at the two properties currently estimated to add to company gold and silver production in 2006.

Based on current information, Coeur plans silver production at San Bartolome of 6 million ounces per year at an average cash operating cost of approximately $2.50 per ounce. At Kensington, based on current information, Coeur estimates production averaging 100,000 ounces of gold per year at an average cash operating cost of approximately $195 per ounce. Final construction decisions on both properties are expected in the second quarter of 2004, with an 18-month construction timeframe for each mine.

“We are very pleased with the excellent progress updates from our ongoing efforts to further enhance Coeur’s two world-class development projects, which are expected to increase company-wide silver production by 41% and gold production by 89% over current levels, at very low cash operating costs,” said Dennis E. Wheeler, Chairman and Chief Executive Officer. “Both of these fully-owned Coeur projects are key components of our strategic plan to grow low-cost silver and gold production and cash flow for our shareholders, capitalizing on continued strong market demand for both metals. No fatal flaws have been identified in either project at this stage of the feasibility studies. The final feasibility studies will, of course, define final project parameters and provide the basis for the construction decision.”

San Bartolome

San Bartolome has an anticipated mine life of approximately 14 years. Capital costs to construct the mine are estimated at $80 million. Proven and probable reserves measure 123 million ounces of silver, contained in silver-bearing gravel deposits that can be hauled directly to processing facilities. The deposits are located near Potosi, Bolivia, in a region with historical silver production of over two billion

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ounces.

In addition, Coeur has established that tin can be commercially recovered, which has significantly benefited project economics. The final feasibility study and necessary permits at San Bartolome are expected in the second quarter of 2004, with a construction decision following.

Kensington

The Kensington Gold Project is located approximately 45 miles north of Juneau, Alaska and contains an estimated 1.8 million ounces of proven and probable gold reserves and 1.4 million ounces of resources. Following re-engineering and optimization work, capital costs necessary to place Kensington into production are currently estimated at $75 million, with a current mine life of at least ten years. Coeur believes that significant exploration potential exists at Kensington and intends to continue an active exploration program upon commencement of mine development.

Coeur anticipates receiving all necessary permits for Kensington during the second quarter of 2004, and plans to reach a final decision on developing the mine after completion of the permitting.

Coeur d’Alene Mines Corporation is the world’s largest primary silver producer, as well as a significant, low-cost producer of gold, with estimated 2003 production of 14.6 million ounces of silver and 112,000 ounces of gold. The Company has mining interests in Nevada, Idaho, Alaska, Argentina, Chile and Bolivia.

Contact:	Tony Ebersole, Investor Relations Coeur d’Alene Mines Corporation 800-523-1535

Cautionary Statement
This document contains numerous forward-looking statements relating to the Company’s silver and gold mining business. The United States Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. Operating, exploration and financial data, and other statements in this document are based on information the company believes reasonable, but involve significant uncertainties as to future gold and silver prices, costs, ore grades, estimation of gold and silver reserves, mining and processing conditions, changes that could result from the Company’s future acquisition of new mining properties or businesses, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), regulatory and permitting matters, and risks inherent in the ownership and operation of, or investment in, mining properties or businesses in foreign countries. Actual results and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

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